EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Third Quarter 2020 Conference Call
October 28, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2020 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on October 27, 2020 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2020 with the third quarter of 2019.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction - Rob Hays

Good morning, and welcome to our call.

Since our last call in July, our business and the industry have remained pressured due to the pandemic. The last several months continue to be unlike anything most of us have experienced in our lifetimes, and these remain challenging times for our country, the economy, and of course, the hospitality industry.

I’ll start with the current environment and how Ashford Trust has managed through this pandemic and the early parts of the recovery. After that, Deric will review our financial results, and Jeremy will provide an operational update on our portfolio.

While we have made progress getting our business back up and running, we anticipate dealing with pandemic-related challenges for some time because of the impact of COVID-19 on the U.S. hospitality industry and the day-to-day operations at our hotels.

As discussed on our last two earnings calls, our response to this pandemic has been swift and comprehensive. We have focused our efforts on providing a safe environment for the guests and staff at our properties, while at the same time taking aggressive measures to protect our properties and preserve liquidity so that we can be in a position to return to profitability as the economy opens up and travel resumes. Additionally, given the economic impact of this pandemic, we were initially required to make the difficult decision to temporarily suspend operations at many of our properties. I am pleased to report that we currently have only two properties with suspended operations and we hope to reopen them as soon as demand returns.

Operationally, we are focused on mitigating the financial impact of the pandemic with cost control initiatives, including working closely with our property managers to manage cost structures and maximize liquidity at our properties. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to quickly cut costs and rapidly adjust to this new operating environment. We are proud of their efforts and believe this has enabled us to better weather the impact of COVID-19. Jeremy will discuss this in more detail.

We have also significantly reduced our planned spend for capital expenditures for the year and suspended both our common and preferred dividends. Deric will provide more detail around our liquidity shortly, but throughout the quarter, we have taken action to preserve liquidity.

We have been actively working with our lenders on our property-level debt to arrange mutually acceptable forbearance agreements to reduce our near-term cash utilization and improve our liquidity. In early October, we announced that we entered into forbearance agreements on our KEYS loan pools as well as the Hilton Boston Back Bay, representing 35 hotels and approximately $1.3 billion of debt. With the completion of these agreements, we now have loan forbearance or modification agreements in place for 62 properties, representing approximately 72% of our current outstanding mortgage debt balance. The forbearance agreements typically allowed us to defer interest on the loans for up to six months subject to certain conditions. They also allow us to utilize lender and manager-held reserve accounts, which are included in restricted cash on our balance sheet, to fund operating shortfalls at the hotels. Discussions on the remaining loan pools are progressing well, and we look forward to providing additional information as we work through this process.

As I mentioned on our last call, it is unlikely that we will be able to agree on forbearance terms on all of our loan pools, and investors should anticipate that we may hand back assets to lenders during this process. There are several reasons why we may decide to give assets back to the lenders: 1) there is negative equity in the loan pool that is unlikely to reach positive equity in the medium to long-term; 2) there are significant cash requirements at the property (such as operating shortfalls, ongoing debt service, or capital expenditures) that we do not believe are economical; or 3) the terms the lenders/servicers are proposing are onerous and make keeping the property unattractive. While we hope to retain as many of our properties as possible, I do think it is important for our investors to know that during this process we will plan on handing back assets that do not create long-term value for our shareholders. To that end, during the quarter, we handed back thirteen hotels to lenders. While we take no joy in handing back assets to our lenders, we do hope it demonstrates that we are willing to make hard decisions that are in the best interests of our shareholders.

The first nine months of 2020 have been extraordinary by any measure, and I could not be prouder of the effort and the performance of our teams during this time. I believe our response has been the right one for both the short- and long-term health of our guests, our portfolio, the communities we serve, and our shareholders. We are closely monitoring this fluid situation and have plans in place to continue to reopen closed properties as business demand and conditions warrant. Our management team has extensive experience in effectively navigating tough market environments and extended downturns. Each crisis is invariably different, but we believe we have the right plan in place to protect the long-term values of our assets and the company.

I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Rob.

For the third quarter of 2020, we reported a net loss attributable to common stockholders of $109 million, or $9.26 per diluted share.

For the quarter, we reported AFFO per diluted share of negative $4.57.

Adjusted EBITDAre totaled negative $22.7 million for the quarter.

At the end of the third quarter, we had $3.7 billion of mortgage loans with a blended average interest rate of 3.5%. This average interest rate does not take into account any default rates. Our loans were approximately 7% fixed rate and 93% floating rate. Our loans are all non-recourse. As Rob mentioned, we have signed forbearance or other agreements for 62 properties representing approximately 72% of our current outstanding mortgage debt balance and we are discussing forbearance agreements with our property-level lenders on all other loans.

We ended the quarter with cash and cash equivalents of $120.9 million and restricted cash of $89.5 million. The vast majority of that restricted cash is comprised of lender and manager held reserve accounts. We continue to work with our property managers and lenders in order to utilize these lender and manager-held reserves to fund operating shortfalls at our hotels. At the end of the quarter, we also had $13.2 million in due from third-party hotel managers. This represents cash held by one of our property managers which is also available to fund hotel operating costs.

As of September 30, 2020, our portfolio consisted of 103 hotels with 22,592 net rooms.

Our current share count stands at approximately 16.8 million fully diluted shares outstanding, which is comprised of 14.6 million shares of common stock and 2.1 million OP units and reflects our recent 1 for 10 reverse stock split.

During the quarter, we commenced an offer to exchange shares of each series of our preferred stock for common stock. We amended the exchange offer earlier this week and the total maximum consideration offered in the exchange offers is approximately 126 million of newly issued shares of our common stock, which is the maximum amount issuable if all the outstanding shares of preferred stock were tendered into the exchange offer. We may issue substantially less than this amount depending on the number of preferred shares tendered into the exchange offer. We also announced that we are extending the exchange offer expiration date until November 20, 2020.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 72.1% during the third quarter of 2020. Hotel EBITDA flow-through was a solid 54.2%. As the recovery in the hospitality industry continues to take place, we are monitoring daily occupancy and revenue, which has experienced steady growth. Generally, we are seeing more demand at our select-service hotels, with third quarter occupancy down 54.6%, compared to full-service, which was down 62.5%.

Something that I have always believed is that we have the best asset management team in the industry. When COVID-19 started sweeping its way across the country, our team took immediate action to mitigate its impact on our portfolio. Admittedly, the last few months have not been easy to navigate but this team has buckled down to better position us for recovery. We made tough decisions to suspend operations at some hotels, cut staff, and ultimately rethink the entire business model for our hotel operations.

Recently, we have been busy reopening and driving revenue at many of the 23 hotels that had suspended service. As of today, we have reopened 21 of these hotels. Of the 2 that still have operations suspended, one is the Hampton Inn Parsippany, which is still accepting reservations and funneling them to our Hilton Parsippany next door; and the other, is the Le Meridien Minneapolis, which given the uncertainty in the market is still waiting for demand to come back. While, ideally, we would have all of our hotels open, we are very proud to have 98% of our portfolio back in operation.

As previously mentioned, we have had to rethink some of the business models at our hotels during the pandemic. Part of that process has been shifting our focus to securing partnerships with long-term projects, airline crews, and universities to provide student housing during upcoming semesters. A number of our hotels have been successful in this endeavor, including Marriott Beverly Hills, Hilton Santa Fe, and Hotel Indigo Atlanta Midtown.

At our Marriott Beverly Hills, we managed to secure business via the California State Government. That piece of business brought in 7,615 room nights and approximately $754,000 in rooms revenue. This, combined with other business on the books, contributed to the hotel’s incredible performance of 71.1% occupancy and 50.8% hotel EBITDA flow-through for the third quarter.

Another success story has been the Hilton Santa Fe. We were able to successfully lock in an Amazon Film Crew during August and September, which generated 3,467 room nights and $270,000 in rooms revenue. What is really impressive is that the hotel ran 96.9% occupancy for the month of September!

In early August, at the Hotel Indigo Atlanta Midtown, we were able to secure a partnership with Georgia Tech University to provide student housing. During the third quarter, that relationship produced 7,614 room nights and approximately $484,000 in rooms revenue. As a result, the hotel ran a 21.8% hotel EBITDA margin. These types of arrangements are great because they solve unique issues that both universities and hotels are facing due to the pandemic.

During the last few years, we have invested significant capital in renovating our portfolio to maintain competitiveness. During the third quarter, we completed the guest room renovation at the Marriott Bridgewater. Looking ahead to the final quarter of 2020, these investments will provide us with a competitive advantage while our industry weathers the storm brought on by the COVID-19 pandemic. Additionally, our capital investment strategies will allow us to allocate capital more shrewdly for the remainder of the year.

Looking ahead, one area that we expect may have a strong recovery is the Washington, DC market, which represents approximately 11% of our total revenues. First, we have the presidential inauguration coming in January 2021, from which our assets should benefit. Second, Amazon’s HQ2 is being built right next door to a number of our hotels, some of which will be within walking distance. As a result, we look forward to significant improvement in that important market.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you again next quarter.

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